Exhibit 5.1

Simpson Thacher & Bartlett llp

425 Lexington Ave New York, NY 10017
TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

July 31, 2023

L3Harris Technologies, Inc.

1025 West NASA Boulevard

Melbourne, Florida 32919

Attention: Secretary

Ladies and Gentlemen:

We have acted as counsel to L3Harris Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-270103) (the “Registration Statement”) filed by the Company, including the prospectus constituting a part thereof dated February 28, 2023, and the prospectus supplement dated June 27, 2023 to such prospectus (together, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,250,000,000 aggregate principal amount of 5.400% Notes due 2027 (the “2027 Notes”), $1,500,000,000 aggregate principal amount of 5.400% Notes due 2033 (the “2033 Notes”) and $500,000,000 aggregate principal amount of 5.600% Notes due 2053 (the “2053 Notes” and, together with the 2027 Notes and the 2033 Notes, the “Notes”) and the issuance by the Company with respect to the Notes.

We have examined the Registration Statement, the Underwriting Agreement, dated July 27, 2023 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes; the Indenture, dated as of September 3, 2003 (“Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”); the Officers’ Certificate dated July 31, 2023, delivered pursuant to the Indenture establishing the terms of the Notes; and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

L3Harris Technologies, Inc.	-2-	July 31, 2023

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.09 of the Indenture relating to the separability of provisions of the Indenture.

L3Harris Technologies, Inc.	-3-	July 31, 2023

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on

Form 8-K of the Company filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP